UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/13/2011

Kansas City Southern de Mexico, S.A. de C.V.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-08322

Mexico	N/A
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Montes Urales 625
Lomas de Chapultepec
11000 Mexico, D.F.
Mexico
(Address of principal executive offices, including zip code)

+ (5255) 9178-5836
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On December 12, 2011, Kansas City Southern de Mexico, S.A. de C.V. (the "Company"), a wholly-owned subsidiary of Kansas City Southern ("KCS"), issued an aggregate of $185 million in unsecured notes payable to its shareholders as part of a tax-efficient capital redemption plan to return available cash generated by KCS's Mexican operations to KCS's U.S. operations. The notes were ultimately transferred to the Company's affiliate, The Kansas City Southern Railway Company ("KCSR"), and were consolidated into a single note payable to KCSR (the "Note"). The Note is due and payable in whole no later than December 31, 2016 (the "Maturity Date"). The Note is not assignable or transferrable to any person other than (i) KCS, (ii) those entities controlled, directly or indirectly, by KCS, or (iii) any collateral agent acting in such capacity pursuant to any credit or loan agreement entered into by KCSR, as borrower

The Note bears interest at an annual rate equivalent to the annual British Bankers Association London Interbank Offering Rate plus 2.50%. Pursuant to the terms of the Note, the Company may make one or more prepayments of principal and any and all interest accrued thereon as of such prepayment date. In case of default by the Company of any of its obligations under the Note, KCSR shall have the right to pursue any and all rights and remedies to which it may be entitled pursuant to the laws of Mexico.

The foregoing is a summary of the terms of the Note and does not purport to be a complete discussion of the Note. A copy of the Note is attached as Exhibit 4.1 to this Current Report on Form 8-K.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included under Item 1.01 hereof is incorporated by reference in this Item 2.03.

Item 9.01.    Financial Statements and Exhibits

(d)

Exhibit 4.1 Note dated December 13, 2011, issued by Kansas City Southern de Mexico, S.A. de C.V.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kansas City Southern de Mexico, S.A. de C.V.

Date: December 16, 2011	By:	/s/ Mary K. Stadler
Mary K. Stadler
Chief Accounting Officer (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
EX-4.1	Note dated December 13, 2011, issued by Kansas City Southern de Mexico, S.A. de C.V.